Exhibit 4.4
Description of Avanos Medical, Inc. Securities
All references to “Avanos,” “Company,” “we,” “us” and “our” refer to Avanos Medical, Inc.
General
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. Additionally, 4,500,000 shares of common stock are authorized for issuance under the Avanos Medical Equity Participation Plan, 1,000,000 shares of common stock are authorized for issuance under the Avanos Medical, Inc. Employee Stock Purchase Plan and 400,000 shares are authorized for issuance under the Avanos Medical, Inc. Outside Directors Compensation Plan. The summaries below do not purport to be complete statements of the relevant provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) or our Sixth Amended and Restated Bylaws of the Company (“Bylaws”). You should read our Certificate of Incorporation and Bylaws, together with the applicable provisions of Delaware law for additional information on our capital stock.
Common Stock
The holders of our common stock are entitled to one vote per share of common stock held on all matters voted on by our stockholders, and, subject to preferences that may be applicable to any outstanding preferred stock as provided in any resolution adopted by our Board of Directors, the holders of common stock possess all voting power. There are no cumulative voting rights.
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders.
The holders of Avanos common stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any outstanding preferred stock that may be issued from time to time in the future.
Preferred Stock
Our Certificate of Incorporation authorizes our Board of Directors, without the approval of our stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of our common stock.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law
Our Certificate of Incorporation and Bylaws contain certain provisions that could make the acquisition of the Company by means of a tender offer, proxy contest or otherwise more difficult. The description of these provisions set forth below is intended as a summary only.
Classified Board of Directors
Our Certificate of Incorporation and Bylaws provide that until the election of directors at the annual meeting of stockholders in 2023, our Board of Directors, subject to the rights of holders of our preferred stock, is divided into three classes. Beginning at the 2021 annual meeting of stockholders, directors are elected annually for one year terms, except that the term of office of the classes of directors whose term expires at the 2022 annual meeting of stockholders or the 2023 annual meeting of stockholders will continue until the end of their scheduled terms. Beginning with the 2023 annual meeting of stockholders, the classification of directors terminates and all of the directors will be elected annually to serve for a one-year term, with each director to hold office until his successor is duly elected and qualified. Until the 2023 annual meeting of stockholders, the classified structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the staggered terms, together with the removal and vacancy provisions contained in our Certificate of Incorporation discussed below, would make it more difficult for a potential acquiror to gain control of our Board of Directors.
Number of Directors; Filling Vacancies; Removal of Directors
Our Certificate of Incorporation provides that, subject to the rights of holders of any series of outstanding preferred stock, if any, the number of directors on our Board of Directors is fixed exclusively by the Board of Directors. Additionally, subject to the rights of holders of any series of outstanding preferred stock, if any, only our Board of Directors is able to fill any vacancies resulting in our Board of Directors.

Exhibit 4.4
Subject to the rights of holders of our preferred stock, our Bylaws provide that, until the election of directors at the 2023 annual meeting of stockholders, a director may only be removed from office for cause and by the affirmative vote of holders of record of a majority of outstanding shares entitled to vote generally in the election of directors, voting together as a single class. Following the election of directors at our 2023 annual meeting of stockholders, a director may be removed with or without cause by the affirmative vote of holders of a majority of the outstanding shares entitled to vote generally in the election of directors.
No Stockholder Action by Written Consent; Special Meetings
Our Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of any series of outstanding preferred stock, if any, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders. Special meetings may be called only by our Board of Directors pursuant to a resolution adopted by the Board of Directors, by the Chairman of our Board of Directors or by our Chief Executive Officer. These provisions may have the effect of delaying consideration of stockholder proposal until the next annual meeting unless a special meeting is called by our Board of Directors, the Chairman of our Board of Directors or our Chief Executive Officer.
Advance Notice of Stockholder Nominations and Stockholder Proposals
Our Bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The business to be conducted at an annual meeting will be limited to business brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice to our Corporate Secretary of that stockholder’s intention to bring such business before such meeting.
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election to our Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.
Undesignated Preferred Stock
Our Certificate of Incorporation authorizes our Board of Directors, without the approval of our stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of our common stock.
The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.
No Cumulative Voting
Delaware law provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
Amendment of the Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that the affirmative vote of holders of record representing at least two-thirds of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, repeal or adopt any provision relating to:
•our Board of Directors’ ability to establish a series and issue shares of preferred stock,
•the supermajority voting requirements to approve our liquidation, the transfer of all or substantially all of our assets, or the adoption of an agreement of merger or consolidation, as discussed below,
•the inability of our stockholders to take action by written consent,
•the calling of special stockholder meetings
•the number, powers, term, election and vacancy procedures of our Board of Directors,
•the limitations on liability of our directors,
•exclusive forum and jurisdiction provisions related to certain actions, and
•the percentage of voting power required to amend, alter or repeal, or adopt any provision inconsistent with, the above provisions of our Certificate of Incorporation,

Exhibit 4.4
unless such amendment, alteration, repeal or adoption of such provision was declared advisable by resolution of the Board of Directors. In addition, the affirmative vote of at least 80% of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal the Bylaws or adopt any new bylaws, or to approve any amendment, alteration or repeal of, or adopt any provision inconsistent with, the provision requiring such 80% affirmative vote requirement (unless such amendment, alteration, repeal or adoption of such provision was declared advisable by resolution of the Board of Directors).
The affirmative vote of the holders of a majority of the voting power is required to amend all other provisions of our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board of Directors may amend, alter or repeal our Bylaws or adopt new bylaws.
Supermajority Voting Requirements
In addition to the supermajority voting requirements to amend our Certificate of Incorporation and Bylaws as discussed above, our Certificate of Incorporation requires that the affirmative vote of holders of two-thirds of all shares of capital stock then entitled to vote is required to approve the following matters (unless such matters were declared advisable by resolution of the Board of Directors):
•our liquidation,
•the sale, lease, exchange or conveyance of all or substantially all of our property and assets, and
•the adoption of an agreement of merger or consolidation, unless no stockholder approval would be required under the laws of the State of Delaware.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.